Issuer Free Writing Prospectus
Dated February 2, 2011
Filed pursuant to Rule 433
Registration No. 333-165756
L-3 COMMUNICATIONS CORPORATION
Final Term Sheet
$650,000,000 4.950% Senior Notes due 2021

Issuer:	L-3 Communications Corporation

Security Type:	Senior Unsecured Notes

Principal Amount:	$650,000,000

Ratings (Moody’s/ S&P / Fitch):*	Baa3/ BBB-/ BBB-

Maturity Date:	February 15, 2021

Trade Date:	February 2, 2011

Settlement Date:	February 7, 2011; T+3

Interest Payment Dates:	February 15 and August 15, commencing on August 15, 2011

Interest Rate:	4.950%

Yield to Maturity:	5.023%

Spread to Benchmark Treasury:	T+153 bps

Benchmark Treasury:	2.625% due November 15, 2020

Benchmark Treasury Price and Yield:	92-27+ / 3.493%

Price to Public	99.429%

Optional Redemption:	Make-whole redemption at T+25 bps at any time prior to maturity. On or after November 15, 2020, the notes will be redeemable at par.

CUSIP / ISIN:	502413 BA4 / US502413BA45

Joint Book-Running Managers:	Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC Deutsche Bank Securities Inc. RBS Securities Inc.

Joint Lead Managers:	SunTrust Robinson Humphrey, Inc. Scotia Capital (USA) Inc. SG Americas Securities, LLC Mitsubishi UFJ Securities (USA), Inc. Calyon Securities (USA) Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC ANZ Securities, Inc. HSBC Securities (USA) Inc. U.S. Bancorp Investments Inc. Comerica Securities Inc. SMBC Nikko Capital Markets Limited

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the active joint book-running managers can arrange to send you the prospectus if you request it by (i) calling or e-mailing Barclays Capital Inc. at 1-888-603-5847 or barclaysprospectus@broadridge.com, (ii) calling or e-mailing Merrill Lynch, Pierce Fenner & Smith Incorporated at 1-800-294-1322 or dg.prospectus_requests@baml.com or (iii) calling or e-mailing Wells Fargo Securities, LLC at 1-800-326-5897 or prospectus.specialrequests@wachovia.com.